Exhibit 99.2

DARLING
INTERNATIONAL INC.

251 O'Connor Ridge Boulevard
                   Suite 300
           Irving, TX  75038


                  December 20, 2005

                  A MESSAGE TO ALL DARLING EMPLOYEES:

                  I am pleased to inform you that today we announced that Darling will be acquiring National By-Products (NBP), a leading independent rendering company based in Des Moines, Iowa. The acquisition of National By-Products is a major step forward in our strategy to create value for our stockholders and a bright future for our company by growing our sales, diversifying our raw material supplies and solidifying our customer relationships.

                  After the transaction is completed, which we expect to occur in the first half of 2006, our combined company will have annual sales in excess of $500 million, more than 1,900 employees and 86 facilities located across the United States. The addition of NBP's 42 facilities, to our nationwide network will significantly strengthen Darling's operational capabilities. NBP's 14 large-scale production facilities will compliment Darling's existing locations in the Midwest and provide a solid platform for additional growth in our Restaurant Services business.

                  Together, we will have the scale, industry expertise and management talent to realize improved operating efficiencies and pursue exciting new growth opportunities. Given the depth and strength of NBP's management team, we also expect the resulting management skills of our combined company to set a new industry benchmark. In addition, as a result of our larger size and scale, you will have greater opportunities for career development and advancement.

                  For the time being, we intend to operate both companies in parallel as we work to install a new operating system at all NBP locations. Once this process is completed, we will finalize our blueprint for the combined organization. In light of the similarities between our operations and business models, we expect the process of integrating our businesses to be a smooth one. Although we do not anticipate significant workforce reductions, there is likely to be some consolidation of functions as we go forward. We will keep you informed as our plans progress.

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                  We hope you share our excitement about this strategic
                  combination and our enthusiasm for the bright prospects ahead for our company. On behalf of our entire management team, thank you for your continued dedication and support.


                  Sincerely,


                  Randall Stuewe
                  Chairman and Chief Executive Officer











     972-717-0300
Fax: 972-717-1588
www.darlingii.com





DARLING WILL FILE A PROXY STATEMENT/PROSPECTUS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THAT DOCUMENT, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THAT DOCUMENT (WHEN IT BECOMES AVAILABLE) AND OTHER DOCUMENTS FILED BY DARLING WITH THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS (WHEN IT BECOMES AVAILABLE) AND THE OTHER DOCUMENTS FILED BY DARLING MAY ALSO BE OBTAINED FREE FROM DARLING BY CALLING JOHN MUSE OR BRAD PHILLIPS AT (972) 717-0300.